Applied Digital Completes Financing for Jamestown HPC Data Center Campus

DALLAS, March 5, 2024 -- Applied Digital Corporation (Nasdaq: APLD) ("Applied Digital" or the "Company"), a designer, builder, and operator of next-generation digital infrastructure designed for High-Performance Computing (“HPC”) applications, today announced the Company has closed a previously secured loan agreement with The Bank of North Dakota and Cornerstone Bank for $16 million in site-level financing for its 10MW Jamestown HPC data center campus. The Company intends to use the loan, which has a 5-year term, to support its operations at the standalone data center, which will house graphics processing units (GPUs) and support various HPC/AI applications.
“The execution of this attractive financing is a testament to the strength and support of our banking relationships,” said Applied Digital CFO David Rench. “We're proud to partner with The Bank of North Dakota as they continue to support the development of digital infrastructure across the state.”
Applied Digital’s next-generation data centers are designed and built for hosting HPC/AI applications that can offer lower-cost, high-efficiency solutions compared to traditional data centers that are typically higher cost and do not have the ability to provide the power-density/cooling required for AI/ML workloads.
About Applied Digital
Applied Digital (Nasdaq: APLD) designs, develops and operates next-generation data centers across North America to provide digital infrastructure solutions to the rapidly growing high-performance computing (HPC) industry. Find more information at www.applieddigital.com. Follow us on Twitter at @APLDdigital.
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